Ernst & Young LLP (EY) was replaced as the independent registered public accounting firm to FEG Directional Access Fund LLC (the
Fund) effective November 13, 2017. Prior to
October 3, 2017, the Funds Audit Committee participated in, and approved, the decision to change the independent registered public accounting firm. On October 3, 2017, EY resigned as the Funds independent registered public accounting firm. EYs reports on the Fund for the two most recent fiscal periods ended March 31, 2017 and 2016 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal periods ended March
31, 2017 and 2016 and for the period April 1, 2017 through October 3, 2017, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Funds financial statements, and (ii) there were no reportable events of the kind described in Item
304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
The Registrant has requested that EY furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not EY agrees with the above statements. A copy such letter is filed as an exhibit hereto.
On November 13, 2017, the Fund by action of its Board of Directors upon the recommendation of the Funds Audit
Committee, engaged Cohen & Company, Ltd.
as the independent registered public
accounting firm. For the two most recent fiscal years ended March 31, 2017 and 2016 and for the period April 1, 2017 through November 13, 2017, neither the Fund, nor anyone on its behalf has consulted with Cohen & Company, Ltd. on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation
S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).